Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1997 Stock Incentive Plan of Nanogen, Inc., as amended, of our report dated January 24, 2003 (except Note 15 as to which the date is February 27, 2003), with respect to the consolidated financial statements of Nanogen, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

San Diego, California

July 18, 2003